Exhibit 5

December 18, 2008

Columbia Banking System, Inc.

1301 “A” Street

Tacoma, Washington 98402-4200

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) by Columbia Banking System, Inc. (the “Company”) relating to (i) 76,898 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (“Preferred Stock”), (ii) a ten-year warrant, dated November 21, 2008, to purchase 796,046 shares of the Company’s common stock, no par value (“Warrant”), and (iii) 796,046 shares of the Company’s common stock, no par value, issuable upon the exercise of the Warrant (“Common Stock”). The Preferred Stock and the Warrant were issued by the Company to the U.S. Department of the Treasury pursuant to a Letter Agreement and a Securities Purchase Agreement attached thereto, dated as of November 21, 2008, in connection with the Troubled Asset Relief Program Capital Purchase Program.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of Washington and of officers of the Company as we have deemed necessary or appropriate in order top express the opinion hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1.	The issuance and sale of the Preferred Stock by the Company have been duly authorized by the Company, the Preferred Stock is validly issued, fully paid and non-assessable, and the Warrant has been duly authorized, executed and delivered by the Company;

2.	The shares of Common Stock to be issued by the Company upon the exercise of the Warrant have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Columbia Banking System, Inc.

December 18, 2008

This opinion letter is limited to the application of the laws of the State of Washington and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption “Certain Legal Matters” as having passed upon the validity of the securities offered pursuant to the prospectus which is a part of such Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of the Securities Act of 1933, as amended.

Sincerely,

GRAHAM & DUNN PC

/s/ Graham & Dunn PC